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                                                                   EXHIBIT 5.1


                        [MILLER & HOLGUIN LETTERHEAD]





                                July 18, 1995



Decora Industries, Inc.
1 Mill Street
Fort Edward, New York 12828


      Re: Registration Statement on Form S-1
          Registration No. 33-60653
          ----------------------------------

Ladies and Gentlemen:

        Our opinion has been requested in connection with the above-referenced registration statement (the "Registration Statement") filed with the Securities and Exchange Commission by Decora Industries, Inc., a Delaware corporation (the "Company"). The Registration Statement relates to the issuance of up to 1,640,769 shares of the Company's Common Stock (the "Shares") to certain individuals in settlement of debt obligations and litigation between the Company and the former owners of a discontinued subsidiary of the Company.

        We have examined such corporate records and other documents and have made such examinations of law as we have deemed relevant. Based on and subject to the above, it is our opinion that the Shares are duly authorized and, when issued as contemplated under the terms of the settlement described in the Registration Statement, will be legally issued, fully paid and non-assessable.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

        We are delivering this opinion to the Company, and no person other than the Company may rely upon it.

                                     Very truly yours,

                                     Miller & Holguin

                                     MILLER & HOLGUIN


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